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SEC File Number 000-51390
CUSIP Number

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

---  Form 10-K

---  Form 20-F

---  Form 11-K

-X-  Form 10-Q

---  Form N-SAR

For Period Ended :  January 31, 2010

---  Transition Report on Form 10-KSB

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

****************************************************************************************

PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                  Fresh Harvest Products, Inc.

Address of Principal Executive Office:    280 Madison Ave, Suite 1005

City, State and Zip Code:                 New York, NY 10016

PART II – RULES 12B-25(b) AND (c)

           (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report, on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

(State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)

The Company is unable to file its Quarterly Report on Form 10-Q for the quarter ended January 31, 2010 within the prescribed period due to administrative issues.

Such issues prevent the Company from filing the Quarterly Report without unreasonable effort or expense. The Company fully expects to be able to file within the additional time allowed by this report.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

     Michael Friedman           (917)                  652-8030

     ------------------      ------------        ---------------------

     (Name)                  (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment

     Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports)

     been filed?  If the answer is no, identify report(s).

                                                           -X- Yes  --- No

     ----------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 SIGNATURE

************************************************************************

Fresh Harvest Products, Inc.

(Name of Company)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/     Michael Friedman                   Date:  March 15, 2010

-------------------------------------    ------------------------------

Title: President and CEO